EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

PITTSBURGH, April 20, 2016 - TriState Capital Holdings, Inc. (NASDAQ: TSC) reported earnings per share of $0.21 for the first quarter of 2016, an increase of 16.7% from the first quarter of 2015 and 5.0% from the fourth quarter of 2015. Revenue growth, strong credit quality, and expansion of loans, deposits and assets under management in the first quarter of 2016 all contributed to the strong EPS performance.

Net income for the parent company of TriState Capital Bank and Chartwell Investment Partners was $5.8 million in the first quarter of 2016, increasing 15.6% from $5.1 million in the first quarter of 2015 and 4.6% from $5.6 million in the fourth quarter of 2015. Net income per diluted share was $0.21 in the first quarter of 2016, compared to $0.18 in the first quarter of 2015 and $0.20 in the fourth quarter of 2015.

“We delivered solid top- and bottom-line results in the first quarter as we maintained our focus on building a growth-oriented company that achieves sustainable and meaningful increases in earnings per share over multi-year periods,” Chief Executive Officer James F. Getz said. “We continued to expand TriState Capital Bank’s balance sheet in support of our ongoing long-term compound annual loan growth goal of 15%, while Chartwell’s $574 million in organic growth of assets under management in the quarter demonstrated our sales, distribution and service capabilities ahead of closing our acquisition of The Killen Group (TKG).”

FIRST QUARTER 2016 HIGHLIGHTS

•	Net interest income (NII) increased 11.1% from the first quarter of 2015 and 4.3% from the fourth quarter of 2015

•	Net interest margin (NIM) expanded by 5 basis points from the linked quarter, driven largely by the Federal Reserve’s December increase in the fed-funds rate

•	Bank pre-tax, pre-provision net revenue increased 19.1% from the year-ago quarter and 13.1% from the linked quarter

•	Total loans grew 16.9% from one year prior and 1.9% during the quarter, driven by expansion of private banking and commercial real estate loans

•	Adverse-rated credits represented 1.96% of total loans at period end, compared to 2.35% at March 31, 2015 and 1.92% at December 31, 2015

•	Bank efficiency ratio improved to 59.40%, declining 201 basis points from 61.41% in the first quarter of 2015 and 274 basis points from 62.14% in the fourth quarter of 2015

•	Chartwell net inflows of new and existing client assets grew to $604 million in the first three months of 2016, exceeding the $502 million achieved in the 12 months of 2015

•	Assets under management grew 7.2% during the quarter to $8.6 billion, as net inflows more than offset market depreciation of $30 million

Total revenue grew to $27.3 million in the first quarter of 2016, reflecting higher NII and stable non-interest income, increasing 7.0% from $25.5 million in the year-ago quarter and 2.5% from $26.6 million in the linked quarter.

TriState Capital’s loan growth continues to generate increases in NII, which totaled $18.3 million in the first quarter of 2016. NII grew 11.1% from $16.5 million in the first quarter of 2015 and 4.3% from $17.5 million in the linked quarter, aided by a 5 basis point increase in NIM during the quarter.

Investment management fees of $7.0 million in the first three months of 2016 reflected market volatility, partially offset by Chartwell’s significant growth in new and existing accounts. Chartwell investment management fees were $7.7 million in the year-ago quarter and $7.4 million in the linked quarter. On an annualized run-rate basis, Chartwell’s revenues increased to $30.9 million at March 31, 2016, up 3.1% from $30.0 million at March 31, 2015 and 5.4% from $29.3 million at December 31, 2015.

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Other non-interest income was $2.0 million in the first quarter of 2016, including higher fees from commercial borrowers’ use of interest rate swaps in the period, compared to $1.4 million in the year-ago quarter and $1.7 million in the linked quarter. Total non-interest income was $9.0 million, or 33.0% of total revenue, in the first quarter of 2016, compared to $9.1 million in the year-ago period and $9.1 million in the linked quarter.

The bank’s efficiency ratio for the first quarter of 2016 was 59.40%, improving 201 basis points from 61.41% in the first quarter of 2015 and 274 basis points from 62.14% in the fourth quarter of 2015. Non-interest expenses in the first quarter of 2016 were $18.0 million, or 2.19% of average assets on an annualized basis, compared to $17.1 million, or 2.41%, in the first quarter of 2015. Fourth quarter 2015 non-interest expenses were $17.5 million, or 2.16% of average assets on an annualized basis, when excluding $601,000 of non-recurring TKG-acquisition related costs.

TriState Capital’s first quarter 2016 effective tax rate of approximately 36% is in line with the company’s current expectation for the balance of the year.

BALANCE SHEET GROWTH
Loans totaled $2.90 billion at March 31, 2016, increasing 16.9% over balances at March 31, 2015 and 1.9% from December 31. Private banking loans totaled $1.37 billion at March 31, 2016, growing 28.6% from the end of the year-ago quarter and 1.8% from the end of the linked quarter. Commercial loans totaled $1.53 billion at March 31, 2016, growing 8.2% from the end of the year-ago quarter and 2.1% from the end of the linked quarter.

Deposits totaled $2.76 billion at March 31, 2016, increasing 12.9% from March 31, 2015 and 2.5% from December 31. The bank’s maturities on fixed rate deposits remained relatively constant at 262 days on March 31, 2016, compared to 262 at March 31, 2015 and 264 at December 31.

TriState Capital remains very well positioned to profit from a rising interest-rate environment as the bank continues to manage a highly asset-sensitive balance sheet. At March 31, 2016, 86% of TriState Capital’s loan portfolio and 52% of its securities portfolio were floating rate. In addition, 31% of deposits were fixed-rate time deposits.

ASSET QUALITY
TriState Capital’s solid asset quality metrics in the first quarter of 2016 continued to reflect the bank’s ongoing focus on growing its private banking franchise, particularly margin loans secured by marketable securities.

Non-performing assets (NPAs) were $22.9 million at March 31, 2016, or 0.67% of total assets, increasing during the first quarter primarily due to the downgrade of a single in-market C&I loan, which was a substandard credit downgraded to non-performing. NPAs were $30.7 million, or 1.05% of assets, at March 31, 2015 and $18.4 million, or 0.56%, at December 31, 2015.

TriState Capital experienced no charge-offs during the first quarter of 2016, while recognizing recoveries of $450,000 on loans previously charged-off. The company experienced net recoveries of $7,000 in the first quarter of 2015. Fourth quarter 2015 net charge-offs on loans were $1.6 million, or 0.23% of average total loans.

Provision expense was $122,000 in the first quarter of 2016, $925,000 in the first quarter of 2015 and $244,000 in the fourth quarter of 2015.

The company’s allowance for loan losses represented 0.64% of total loans at March 31, 2016, compared to 0.86% at March 31, 2015 and 0.63% at December 31, 2015.

INVESTMENT MANAGEMENT
Chartwell saw first quarter 2016 net inflows of $604 million, attributed to strong investment performance relative to benchmarks across all disciplines, as well as the boutique investment manager’s business development efforts. New business and new flows from existing accounts totaled $665 million in the first quarter, meaningfully offsetting outflows of $61 million and

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market depreciation of $30 million. Chartwell grew assets under management to $8.6 billion at the end of the first quarter of 2016, up 5.9% from $8.1 billion at March 31, 2015 and 7.2% from $8.0 billion at December 31, 2015.

Investment management fees of $7.0 million in the first three months of 2016 reflected market depreciation driven by volatility in the U.S. equity markets in January and February, partially offset by Chartwell’s significant growth in new business and inflows late in the quarter. Chartwell’s annualized run-rate revenues increased to $30.9 million at March 31, 2016, increasing 3.1% from $30.0 million at March 31, 2015 and 5.4% from $29.3 million at December 31, 2015.

Chartwell earned $858,000 in the first quarter, comprising 15% of TriState Capital Holdings’ consolidated net income for the first three months of 2016.

In December 2015, TriState Capital announced that it entered into a definitive asset-purchase agreement to acquire The Killen Group. TKG is investment advisor to The Berwyn Funds, including the Berwyn Income Fund, a Morningstar five-star rated conservative allocation strategy fund. Closing continues to be anticipated in the second quarter of 2016, subject to regulatory requirements, approval by shareholders of The Berwyn Funds, certain TKG-client consents, and other customary closing conditions and adjustments. Terms of the all-cash transaction include an initial purchase price due at closing of $15 million, or 5.0 times a base EBITDA (earnings before interest, taxes, depreciation and amortization) of $3.0 million, and contingent consideration valued at 7.0 times any incremental growth in TKG’s December 31, 2016, annual run-rate EBITDA in excess of $3.0 million. As previously announced, TriState Capital intends to integrate TKG’s personnel and operations into Chartwell while maintaining The Berwyn Funds brand.

CAPITAL STRENGTH AND FLEXIBILITY
TriState Capital continued to maintain capital ratios that exceed the highest required regulatory benchmark levels. As of March 31, 2016, TriState Capital Holdings reported ratios of 13.36% for total risk-based capital, 11.76% for tier 1 risk-based capital, 11.76% for common equity tier 1 risk-based capital and 8.83% for tier 1 leverage.

In January 2016, the Board of Directors approved a share repurchase program of up to $10 million, authorizing TriState Capital Holdings to repurchase up to 1,000,000 shares of its common stock. The company repurchased a total of 148,206 shares for approximately $1.7 million during the first quarter at an average cost of $11.76 per share.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on April 21 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link http://dpregister.com/10083820 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “Tristate Capital earnings call.” The call may be accessed by dialing 888-339-0757 from the United States, 855-669-9657 from Canada or 412-902-4194 from other international locations.

A replay of the call will be available approximately one hour after the end of the conference through April 28. The replay may be accessed by dialing 877-344-7529 from the United States, or 412-317-0088 from other locations, and entering the conference number 10083820.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary has $3.3 billion in assets, as of March 31, 2016, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary has $8.6 billion in assets under management, as of March 31, 2016, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

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FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s most-recent annual and quarterly reports filed on Form 10-K and Form 10-Q.

NON-GAAP FINANCIAL DISCLOSURES
This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Although TriState Capital believes non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

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MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
TriState Capital Holdings, Inc.
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2016	2015	2015
Period-end balance sheet data:
Cash and cash equivalents	$110,493	$96,676	$114,554
Total investment securities	233,794	215,609	189,650
Loans held-for-investment	2,896,603	2,841,284	2,477,130
Allowance for loan losses	(18,546)	(17,974)	(21,205)
Loans held-for-investment, net	2,878,057	2,823,310	2,455,925
Goodwill and other intangibles, net	50,426	50,816	51,985
Other assets	127,101	115,760	103,153
Total assets	$3,399,871	$3,302,171	$2,915,267

Total deposits	$2,756,207	$2,689,844	$2,441,956
Borrowings, net	284,358	254,308	124,156
Other liabilities	29,064	32,042	40,986
Total liabilities	3,069,629	2,976,194	2,607,098

Total shareholders' equity	330,242	325,977	308,169

Total liabilities and shareholders' equity	$3,399,871	$3,302,171	$2,915,267

Income statement data:
Interest income	$23,263	$21,846	$19,995
Interest expense	4,983	4,312	3,539
Net interest income	18,280	17,534	16,456
Provision for loan losses	122	244	925
Net interest income after provision for loan losses	18,158	17,290	15,531
Non-interest income:
Investment management fees	7,019	7,429	7,655
Net gain on the sale of investment securities available-for-sale	1	16	17
Other non-interest income	1,992	1,674	1,386
Total non-interest income	9,012	9,119	9,058
Non-interest expense:
Intangible amortization expense	390	389	389
Other non-interest expense	17,616	17,669	16,713
Total non-interest expense	18,006	18,058	17,102
Income before tax	9,164	8,351	7,487
Income tax expense	3,321	2,765	2,431
Net income	$5,843	$5,586	$5,056

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TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2016	2015	2015
Per share and share data:
Earnings per share:
Basic	$0.21	$0.20	$0.18
Diluted	$0.21	$0.20	$0.18
Book value per common share	$11.67	$11.62	$11.00
Tangible book value per common share (1)	$9.89	$9.81	$9.15
Common shares outstanding, at end of period	28,300,798	28,056,195	28,008,462
Weighted average common shares outstanding:
Basic	27,679,445	27,750,118	27,891,931
Diluted	28,241,350	28,324,251	27,953,744

Performance ratios:
Return on average assets (2)	0.71%	0.69%	0.71%
Return on average equity (2)	7.15%	6.84%	6.66%
Net interest margin (2) (3)	2.33%	2.28%	2.44%
Bank efficiency ratio (1)	59.40%	62.14%	61.41%
Efficiency ratio (1)	64.55%	64.08%	65.55%
Non-interest expense to average assets (2)	2.19%	2.23%	2.41%

Asset quality:
Non-performing loans	$21,152	$16,660	$28,926
Non-performing assets	$22,882	$18,390	$30,692
Other real estate owned	$1,730	$1,730	$1,766
Non-performing assets to total assets	0.67%	0.56%	1.05%
Allowance for loan losses to loans	0.64%	0.63%	0.86%
Allowance for loan losses to non-performing loans	87.68%	107.89%	73.31%
Net charge-offs (recoveries)	$(450)	$1,621	$(7)
Net charge-offs (recoveries) to average total loans (2)	(0.06)%	0.23%	—%

Revenue:
Total revenue (1)	$27,291	$26,637	$25,497
Pre-tax, pre-provision net revenue (1)	$9,285	$8,579	$8,395

Capital ratios:
Tier 1 leverage ratio	8.83%	9.05%	9.42%
Common equity tier 1 risk-based capital ratio	11.76%	12.20%	12.13%
Tier 1 risk-based capital ratio	11.76%	12.20%	12.13%
Total risk-based capital ratio	13.36%	13.88%	14.39%

Assets under management	$8,579,000	$8,005,000	$8,104,000

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

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TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$102,680	$133	0.52%	$94,191	$89	0.37%	$118,761	$102	0.35%
Federal funds sold	6,053	5	0.33%	6,240	2	0.13%	5,807	1	0.07%
Investment securities available-for-sale	176,307	743	1.69%	170,229	651	1.52%	161,484	488	1.23%
Investment securities held-to-maturity	47,278	466	3.96%	46,573	462	3.94%	35,744	352	3.99%
Investment securities trading	—	—	—%	162	1	2.45%	—	—	—%
Total loans	2,834,964	21,988	3.12%	2,747,727	20,711	2.99%	2,425,211	19,110	3.20%
Total interest-earning assets	3,167,282	23,335	2.96%	3,065,122	21,916	2.84%	2,747,007	20,053	2.96%
Other assets	146,413			146,099			132,327
Total assets	$3,313,695			$3,211,221			$2,879,334

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$144,473	$153	0.43%	$118,029	$121	0.41%	$115,543	$120	0.42%
Money market deposit accounts	1,551,068	2,207	0.57%	1,437,963	1,608	0.44%	1,259,148	1,220	0.39%
Time deposits (excluding CDARS®)	439,896	985	0.90%	464,930	1,024	0.87%	442,402	987	0.90%
CDARS® time deposits	453,553	793	0.70%	476,901	793	0.66%	422,955	565	0.54%
Borrowings:
FHLB borrowing	187,253	291	0.63%	171,195	212	0.49%	100,389	93	0.38%
Subordinated notes payable, net	34,326	554	6.49%	34,275	554	6.41%	34,123	554	6.58%
Total interest-bearing liabilities	2,810,569	4,983	0.71%	2,703,293	4,312	0.63%	2,374,560	3,539	0.60%
Noninterest-bearing deposits	151,940			150,584			161,850
Other liabilities	22,550			33,559			35,147
Shareholders' equity	328,636			323,785			307,777
Total liabilities and shareholders' equity	$3,313,695			$3,211,221			$2,879,334

Net interest income (1)		$18,352			$17,604			$16,514
Net interest spread			2.25%			2.21%			2.36%
Net interest margin (1)			2.33%			2.28%			2.44%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

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TRISTATE CAPITAL HOLDINGS, INC.
LOAN COMPOSITION (UNAUDITED)

	March 31, 2016		December 31, 2015		March 31, 2015
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking loans	$1,368,971	47.3%	$1,344,864	47.3%	$1,064,847	43.0%
Middle-market banking loans:
Commercial and industrial	612,272	21.1%	634,232	22.4%	657,894	26.6%
Commercial real estate	915,360	31.6%	862,188	30.3%	754,389	30.4%
Total middle-market banking loans	1,527,632	52.7%	1,496,420	52.7%	1,412,283	57.0%
Loans held-for-investment	$2,896,603	100.0%	$2,841,284	100.0%	$2,477,130	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended March 31, 2016				Three Months Ended March 31, 2015
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$23,190	$—	$73	$23,263	$19,941	$—	$54	$19,995
Interest expense	4,432	—	551	4,983	3,000	—	539	3,539
Net interest income (loss)	18,758	—	(478)	18,280	16,941	—	(485)	16,456
Provision for loan losses	122	—	—	122	925	—	—	925
Net interest income (loss) after provision for loan losses	18,636	—	(478)	18,158	16,016	—	(485)	15,531
Non-interest income:
Investment management fees	—	7,073	(54)	7,019	—	7,702	(47)	7,655
Net gain on the sale of investment securities available-for-sale	1	—	—	1	17	—	—	17
Other non-interest income	1,992	—	—	1,992	1,385	1	—	1,386
Total non-interest income	1,993	7,073	(54)	9,012	1,402	7,703	(47)	9,058
Non-interest expense:
Intangible amortization expense	—	390	—	390	—	389	—	389
Other non-interest expense	12,325	5,293	(2)	17,616	11,254	5,498	(39)	16,713
Total non-interest expense	12,325	5,683	(2)	18,006	11,254	5,887	(39)	17,102
Income (loss) before tax	8,304	1,390	(530)	9,164	6,164	1,816	(493)	7,487
Income tax expense (benefit)	2,990	532	(201)	3,321	1,897	688	(154)	2,431
Net income (loss)	$5,314	$858	$(329)	$5,843	$4,267	$1,128	$(339)	$5,056

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TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “total revenue,” “pre-tax, pre-provision net revenue,” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

“Tangible common equity” is defined as shareholders’ equity reduced by intangible assets, including goodwill, if any. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders’ equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a business purchase combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as book value, excluding the impact of goodwill, if any, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill is an intangible asset that is recorded in a business purchase combination.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale of investment securities available-for-sale. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain other items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding gains and losses on the sale of investment securities available-for-sale. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan losses or other items that are unrelated to our core business.

“Efficiency ratio” is defined as non-interest expense, excluding non-recurring acquisition related expenses and intangible amortization expense, where applicable, divided by our total revenue. We believe this measure, particularly at the Bank, allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

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TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2016	2015	2015
Tangible book value per common share:
Total shareholders' equity	$330,242	$325,977	$308,169
Less: intangible assets	50,426	50,816	51,985
Tangible common equity	$279,816	$275,161	$256,184
Common shares outstanding	28,300,798	28,056,195	28,008,462
Tangible book value per common share	$9.89	$9.81	$9.15

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Pre-tax, pre-provision net revenue:
Net interest income	$18,280	$17,534	$16,456
Total non-interest income	9,012	9,119	9,058
Less: net gain on the sale of investment securities available-for-sale	1	16	17
Total revenue	27,291	26,637	25,497
Less: total non-interest expense	18,006	18,058	17,102
Pre-tax, pre-provision net revenue	$9,285	$8,579	$8,395

Efficiency ratio:
Total non-interest expense	$18,006	$18,058	$17,102
Less: nonrecurring acquisition related expenses	1	601	—
Less: intangible amortization expense	390	389	389
Total non-interest expense, as adjusted (numerator)	$17,615	$17,068	$16,713
Total revenue (denominator)	$27,291	$26,637	$25,497
Efficiency ratio	64.55%	64.08%	65.55%

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Bank pre-tax, pre-provision net revenue:
Net interest income	$18,758	$18,001	$16,941
Total non-interest income	1,993	1,692	1,402
Less: net gain on the sale of investment securities available-for-sale	1	16	17
Total revenue	20,750	19,677	18,326
Less: total non-interest expense	12,325	12,228	11,254
Pre-tax, pre-provision net revenue	$8,425	$7,449	$7,072

Bank efficiency ratio:
Total non-interest expense	$12,325	$12,228	$11,254
Less: nonrecurring acquisition related expenses	—	—	—
Total non-interest expense, as adjusted (numerator)	$12,325	$12,228	$11,254
Total revenue (denominator)	$20,750	$19,677	$18,326
Efficiency ratio	59.40%	62.14%	61.41%